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                                                                Exhibit 10.2.9.2

November 25, 2002

Brett Robertson
[address]


Dear Brett;

On behalf of Ask Jeeves, Inc., I am pleased to offer you regular full-time employment with the Company in the exempt position of GENERAL COUNSEL, reporting to Skip Battle. This position will be a member of the Executive Committee and will be based out of Emeryville. Your target hire date will be as soon as possible and the details of our offer are outlined below.

CASH COMPENSATION

Your starting annual salary in this position will be $225,000.00, paid on the 15th and last working day of each month, in accordance with the Company's normal payroll procedures.

You will be eligible to participate in the Ask Jeeves Performance Bonus Plan. You would also be eligible for a cash bonus with a target of 30% of base salary and a maximum of 60% of base salary. You will receive a guaranteed target payout for the first and second quarters of 2003. If the bonus program target and maximums are increased, you will receive a target payout at those new levels. Although the decisions to award a bonus under this Plan, and the amount of such bonus, are made in the sole discretion of the Company, your manager will work with you to determine the key milestones that will be considered in connection with these decisions. Bonuses are targeted to be paid out on a pro-rated quarterly basis. Additional information on the Bonus Plan will be provided to you within your first 30 days of employment. Ask Jeeves reserves the right to change any provisions under the Bonus Plan at any time due to changes in business conditions.

You will also receive a one-time retention bonus of $50,000.00 after completing six months of service with Ask Jeeves. This bonus will be subject to normal withholding taxes.

Your base salary will be reviewed during the April 2003 focal review process and may be adjusted based on market data and equity with internal peers.

STOCK OPTIONS

You will be recommended to receive a grant of 200,000 OPTIONS to purchase Ask Jeeves common stock, subject to Board of Director approval. If granted, such options will be evidenced and subject to the terms of a stock option agreement and subject to the stock option plan under which the options are granted. Typically, our options have a maximum term of ten years and vest over a period of four years, with 25% of the shares vesting on the first anniversary of your active employment, and the remaining shares vesting in 36 equal monthly installments thereafter, at the end of each month during which you remain an active regular employee of Ask Jeeves. The strike price for the option grant will be the closing price on your first day of work.

SEVERANCE & CHANGE OF CONTROL

You will be subject to the Executive Severance and Change of Control program that is outlined on the attached sheet.

EMPLOYEE BENEFITS

As a regular full-time employee, Ask Jeeves provides you a comprehensive compensation and benefits package. If you choose to participate in the Ask Jeeves health benefit program, the benefits become effective on your hire date. Information detailing these items will be provided to you at the new hire orientation.

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AT-WILL EMPLOYMENT

Employment with Ask Jeeves is "at will." This means that Ask Jeeves may terminate your employment and this offer for any reason at any time, with or without notice, and with or without cause. Similarly, you are free to resign at any time or decline to commence work even if you accepted this offer, for any reason or for no reason. At-will employment also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company's personnel policies and procedures, may be changed at any time in the sole discretion of Ask Jeeves. This "at-will" nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and the Company's CEO and Director of Human Resources.

TERMS AND CONDITIONS OF EMPLOYMENT

You and the Company agree that any dispute relating to or arising out of your employment relationship, except for disputes relating to or arising out of the obligations set forth in your Confidential Information and Invention Assignment Agreement shall be fully and finally resolved by mandatory, binding arbitration conducted by the American Arbitration Association ("AAA") in Alameda County pursuant to the Employment Dispute Resolution Rules of the AAA in effect at the time of the dispute.

CONDITIONS OF OFFER

This offer of employment, and any employment with Ask Jeeves pursuant to this offer, is contingent upon the following:

-     Your signing and return of this offer letter.

- Your signing and return of the Personal Information form, Conditions of Employment and Emergency Contact form, and the Confidential Information and Invention Assignment Agreement and the Mutual Agreement to Arbitrate Employment Disputes.

- Your submission of appropriate documentation of your identity and authorization to work in the United States.

- Your authorization for Ask Jeeves or an agent of the Company to conduct reference and background checks, the receipt of results of such checks to be satisfactory to Ask Jeeves, and verification of valid drivers' license if required for your job.

These conditions apply and must be satisfied even if you begin work before all conditions are met.

ACCEPTANCE OF OFFER

If you choose to accept this offer of employment, please sign and date this letter. Fax this signed document to 510-985-7510 attn: Glen Sunnergren and then forward the original documents to Glen Sunnergren, Human Resources, 5858 Horton St., Ste. 350, Emeryville, CA 94608 on your first day of work.

I am very excited about you joining our team and we look forward to your contributions. If you have any further questions, please contact me at 510-985-7442.

Sincerely,



Glen Sunnergren
Vice President, Human Resources

cc:      File
         Skip Battle

Attachment

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I agree and accept the terms and conditions of the employment offered, as described above.

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Signature                                    Date




I would like to begin work with Ask Jeeves on: ______________